SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ATLANTICUS HOLDINGS CORPORATION

_________________________________________________________________________________________________________________________

(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April    , 2020

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2020 Annual Meeting of Shareholders of Atlanticus Holdings Corporation, which will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, on Thursday, May 7, 2020, commencing at 9:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna

Chief Executive Officer

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

Notice of Annual Meeting of Shareholders

to be held on Thursday, May 7, 2020

Notice is hereby given that the Annual Meeting of Shareholders of Atlanticus Holdings Corporation, a Georgia corporation, will be held on Thursday, May 7, 2020, at 9:00 a.m., local time, at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328 for the following purposes:

1.	To elect five directors for terms expiring at the 2021 Annual Meeting of Shareholders;

2.	To approve, pursuant to Nasdaq Marketplace Rule 5635, the issuance of shares of Atlanticus Common Stock upon conversion of outstanding shares of Series A Convertible Preferred Stock; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2020 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such shareholders is available for inspection by any shareholder during ordinary business hours at our principal place of business at Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328. The shareholder list also will be available for inspection by any shareholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani

Secretary

Atlanta, Georgia

April , 2020

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

ATLANTICUS HOLDINGS CORPORATION

Five Concourse Parkway, Suite 300

Atlanta, Georgia 30328

(770) 828-2000

Proxy Statement

Annual Meeting of Shareholders

to be held on Thursday, May 7, 2020

General Information

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors of Atlanticus Holdings Corporation, a Georgia corporation, for use at our 2020 Annual Meeting of Shareholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the company’s corporate headquarters, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328, at 9:00 a.m., local time, on Thursday, May 7, 2020. You may obtain directions to the location of the Annual Meeting by visiting www.atlanticus.com/2020AnnualMeeting or by contacting us at the address or telephone number listed above.

As used in this Proxy Statement, the terms “Atlanticus,” “we,” “us,” and “our” refer to Atlanticus Holdings Corporation. The term “Common Stock” means shares of our common stock, no par value. The term “Board” refers to Atlanticus’ Board of Directors.

This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April , 2020. A copy of the 2019 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2020:

This Proxy Statement and the 2019 Annual Report to Shareholders are available at www.atlanticus.com/2020AnnualMeeting.

Voting Rights

Atlanticus’ Common Stock is the only class of securities outstanding that is entitled to vote at the Annual Meeting. The close of business on March 12, 2020 has been fixed as the record date for the determination of our shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, we had outstanding 15,901,719 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders. There are no cumulative voting rights in the election of directors.

Quorum

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

Distinction Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Some of our shareholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

●Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

●Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a shareholder of record, please understand that we do not know that you are a shareholder, or how many shares you own.

Voting Deadline

If you are a shareholder of record on the record date, then your proxy must be received no later than 11:59 p.m. E.T. on May 6, 2020 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a shareholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the shareholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted.

Voting Requirements

At the Annual Meeting, shareholders will consider and act upon (1) the election of five directors for terms expiring at the 2021 Annual Meeting of Shareholders, (2) the approval, pursuant to Nasdaq Marketplace Rule 5635, of the issuance of shares of Atlanticus Common Stock upon conversion of outstanding shares of Series A Convertible Preferred Stock, and (3) such other business as may properly come before the Annual Meeting.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Nominating and Corporate Governance Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the five nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

With regard to Proposal Two (Approval of the Issuance of Common Stock upon Conversion of Series A Convertible Preferred Stock), votes may be cast for or against the proposal, or shareholders may abstain from voting on the proposal. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal Two.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR ALL NOMINEES” listed in Proposal One, “FOR” Proposal Two, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

Costs of Proxy Solicitation

Atlanticus will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of Atlanticus, in person or by telephone, e-mail or electronic transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. Atlanticus also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

Proposal One:

Election of Directors

Action will be taken at the Annual Meeting for the election of five directors. Each director elected at the Annual Meeting will serve until the 2021 Annual Meeting or until his successor is elected and qualified. Proxies can be voted for only five nominees.

The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of Atlanticus of the nominees for election as directors are set forth below.

Nominees for Director

David G. Hanna, age 55. Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of Atlanticus since its formation in 1996 and has been the Chairman of the Board since our initial public offering in 1999. Mr. Hanna has been in the consumer credit industry for over 30 years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an administrative services firm, and since 2006, as President of Hanna Capital, LLC, an investment firm. Mr. Hanna’s role as a founder of Atlanticus provides the Board with considerable institutional knowledge and an important long-term perspective on the company and our industry as a whole.

Jeffrey A. Howard, age 50. Mr. Howard has been President of Atlanticus and a director since April 2014. Mr. Howard joined our subsidiary Atlanticus Services Corporation in 2001 and has served as Executive Managing Director of that subsidiary since 2010 and as Director of Corporate Development since 2001. His 19 years with Atlanticus provide the Board with an intimate understanding of the company’s operations and insightful institutional knowledge. In addition to his 19 years of experience in the consumer finance industry, Mr. Howard has significant experience in corporate development and mergers and acquisitions. This experience provides the Board with valuable insight into our industry and business strategy.

Deal W. Hudson, age 70. Dr. Hudson became a director in 2002. Since 2004, Dr. Hudson has been President of the Morley Institute, a religious and educational think tank, in Washington, D.C. From 1995 to 2010, he also was President of the Morley Publishing Group, a religious publishing company. Dr. Hudson’s leadership experience in the not-for-profit sector provides the Board with important insight in the areas of corporate responsibility and community affairs. Dr. Hudson helps the Board incorporate these considerations into its decision-making process.

Mack F. Mattingly, age 89. Senator Mattingly became a director in 1999. He was elected to the United States Senate from the State of Georgia and served from 1981 until 1987. While in the Senate, he was Chairman of the Military Construction Appropriations Subcommittee, the Legislative Branch Subcommittee and the Congressional Operations and Oversight Subcommittee, as well as a member of the Appropriations Committee, the Banking and Housing Committee, the Governmental Affairs Committee and the Joint Economic Committee. In 1987, President Ronald Reagan appointed him Assistant Secretary General for Defense Support for NATO in Brussels, Belgium. In 1988, he received the Secretary of Defense Medal for Outstanding Public Service. In 1992, President George H. W. Bush appointed him Ambassador to the Republic of the Seychelles. Prior to serving in the Senate, Senator Mattingly worked 20 years for the IBM Corporation and served four years in the United States Air Force. Since 1993, Senator Mattingly has been a self-employed entrepreneur, speaker and author. Senator Mattingly’s experience in business and government provides the Board with valuable insight in the areas of governmental, regulatory and community affairs.

Thomas G. Rosencrants, age 70. Mr. Rosencrants became a director in 1999.  From 2000 to 2014, Mr. Rosencrants served as Chairman and Chief Executive Officer of Ravello Solutions, LLC, an insurance software company. In 2014, he became Chief Executive Officer of Cheyenne Holdings, LLC, a holding company. Since 1997, Mr. Rosencrants has been the Chief Executive Officer of Greystone Capital and Greystone Capital Group, LLC, a strategic growth advisory firm. Mr. Rosencrants also served as a member of the Board and Compensation Committee and as Chairman of the Audit Committee of Cambridge Display Technology, Inc. from 2006 until its sale in 2007. In addition, he is a Chartered Financial Analyst. Mr. Rosencrants provides the Board and Audit Committee with expertise in the areas of finance, financial reporting, accounting, corporate governance and risk management.

The Board recommends a vote “FOR ALL NOMINEES”

listed in Proposal One for election to the Board.

Proposal Two:
Approval, Pursuant to Nasdaq Marketplace Rule 5635,

of the Issuance of Shares of Atlanticus Common Stock

upon Conversion of Outstanding Shares of Series A Convertible Preferred Stock

Background

As previously announced, on December 27, 2019, we and Dove Ventures, LLC (“Dove”) entered into a payoff letter (the “Payoff Letter”), pursuant to which we agreed to issue Dove 400,000 shares of newly-created Series A Cumulative Convertible Preferred Stock, no par value (the “Series A Convertible Preferred Stock”), in exchange for full satisfaction of the $40.0 million that we owed Dove under the Loan and Security Agreement, dated as of November 26, 2014, as previously amended, among Atlanticus, certain subsidiary guarantors and Dove. We completed the transactions provided for under the Payoff Letter on December 27, 2019. For additional information regarding the Series A Convertible Preferred Stock, see below under “—Terms of the Series A Convertible Preferred Stock.”

Dove has agreed that it will not convert shares of Series A Convertible Preferred Stock into Common Stock if the number of shares of Common Stock to be received, when aggregated with all other shares of Common Stock that previously have been issued upon conversion of Series A Convertible Preferred Stock, would result in the issuance of more than 19.99% of the amount of Common Stock outstanding as of December 26, 2019, unless our shareholders approve the issuance of shares above such threshold. We refer to this provision as the “Conversion Cap.” In exchange for Dove’s agreement to the Conversion Cap, we agreed to seek shareholder approval of this Proposal Two and provide the recommendation of our Board of Directors that shareholders vote in favor of this proposal.

Dove is a limited liability company owned by three trusts.  David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts the beneficiaries of which include David G. Hanna.  Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts the beneficiaries of which include Frank J. Hanna, III.  David G. Hanna serves as Atlanticus’ Chief Executive Officer and Chairman of the Board. David G. Hanna and/or members of his immediate family, among others, beneficially own shares of Atlanticus’ Common Stock held by a limited liability company that is one of the two largest shareholders of Atlanticus. Frank J. Hanna, III and/or members of his immediate family, among others, beneficially own shares of Atlanticus Common Stock held by another limited liability company that also is one of the two largest shareholders of Atlanticus. David G. Hanna and Frank J. Hanna, III are brothers. David G. Hanna is married to Kimberly M. Hanna, and Frank J. Hanna, III is married to Sally R. Hanna. David G. Hanna, Frank J. Hanna, III, Kimberly M. Hanna and Sally R. Hanna may be deemed to have a substantial interest in the outcome of this Proposal Two.

As discussed in more detail below under “—Reason for Requesting Shareholder Approval,” we are seeking shareholder approval for the issuance of shares of Common Stock upon the conversion of shares of Series A Convertible Preferred Stock in order to comply with the shareholder approval requirements of The Nasdaq Stock Market (“Nasdaq”) Marketplace Rule 5635.

Terms of the Series A Convertible Preferred Stock

In connection with the issuance of the Series A Convertible Preferred Stock, on December 27, 2019, we filed the Articles of Amendment Establishing Cumulative Convertible Preferred Stock, Series A (the “Articles of Amendment”), which establishes the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Series A Convertible Preferred Stock. Pursuant to the Articles of Amendment, the Series A Convertible Preferred Stock has the following terms:

Liquidation Preference. The Series A Convertible Preferred Stock ranks (i) senior in liquidation to all existing and future classes of Atlanticus Common Stock and (ii) pari passu or senior to all existing and future classes of preferred stock. The per share liquidation preference of the Series A Convertible Preferred Stock is $100.

Dividends. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the rate of 6.0% per year, cumulative, non-compounding, on the liquidation preference of $100 per share. The dividends on the Series A Convertible Preferred Stock are payable in preference and priority to any payment of any cash dividend on Common Stock.

Redemption. The Series A Convertible Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series A Convertible Preferred Stock on or after January 1, 2025 at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends. At the request of a majority of the holders of the Series A Convertible Preferred Stock, we shall offer to redeem all of the Series A Convertible Preferred Stock at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends, at the option of the holders thereof, on or after January 1, 2024.

Conversion. Upon the election by the holders of a majority of the Series A Convertible Preferred Stock, each share of the Series A Convertible Preferred Stock is convertible into the number of shares of Atlanticus Common Stock as is determined by dividing (i) the sum of (a) $100 and (b) any accumulated and unpaid dividends on such share by (ii) an initial conversion price equal to $10 per share, subject to certain adjustment in certain circumstances to prevent dilution.

Anti-Dilution Rights. If we issue shares of Common Stock or securities convertible or exercisable for Common Stock, subject to certain exceptions, for consideration per share less than the applicable conversion price of the Series A Convertible Preferred Stock in effect immediately prior to such issuance, the conversion price of the Series A Convertible Preferred Stock will be reduced pursuant to a weighted average formula provided in the Articles of Amendment.

Voting Rights. Except for approval of adverse changes to the terms of the Series A Convertible Preferred Stock, approval of sale of all or substantially all of Atlanticus’ assets, and triggering redemption or conversion of the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock have no voting rights except as required by law.

The terms of the Series A Convertible Preferred Stock are more fully described in the Articles of Amendment. A copy of the Articles of Amendment is included as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 30, 2019.

Reason for Requesting Shareholder Approval

Our Common Stock is listed on Nasdaq and, as such, we are subject to the Nasdaq Marketplace Rules, including Rule 5635(c) and (d) discussed below.

Nasdaq Marketplace Rule 5635(c)

Pursuant to Nasdaq Marketplace Rule 5635(c), shareholder approval is required prior to the issuance of Common Stock in connection with certain non-public offerings involving the sale, issuance or potential issuance by a listed company of equity compensation. For this purpose, “equity compensation” includes Common Stock (and/or securities convertible into or exercisable for Common Stock) issued to our officers, directors, employees or consultants at a discount to the market price of the Common Stock, and “market value” is the closing bid price immediately preceding the time that the listed company enters into a binding agreement with such officer, director, employee or consultant to issue the equity compensation.

The closing price of our Common Stock on Nasdaq immediately preceding the execution of the Payoff Letter was $8.57 per share. The conversion price per share of Series A Convertible Preferred Stock upon issuance was $10.00. Although the initial conversion price of the Series A Convertible Preferred Stock exceeded the closing price of our Common Stock on December 26, 2019, Nasdaq has interpreted the inclusion of features such as the anti-dilution rights described above as potentially reducing the conversion price of the Series A Convertible Preferred Stock.

As discussed above, Dove is a limited liability company owned by three trusts.  David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts the beneficiaries of which include David G. Hanna.  Since David G. Hanna serves as Atlanticus’ Chief Executive Officer and Chairman of the Board, the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock may be considered “equity compensation” under Nasdaq Marketplace Rule 5635(c). Accordingly, we are seeking shareholder approval of the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock in order to ensure compliance with Nasdaq Marketplace Rule 5635(c).

Nasdaq Marketplace Rule 5635(d)

Pursuant to Nasdaq Marketplace Rule 5635(d), shareholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq Marketplace Rule 5635(d), (A) “20% Issuance” means a transaction, other than a public offering, involving: (i) the sale, issuance or potential issuance by us of Common Stock (or securities convertible into or exercisable for Common Stock), which alone or together with sales by our officers, directors or substantial shareholders equals 20% or more of Common Stock or 20% or more of the voting power outstanding before the issuance and (B) “Minimum Price” means a price that is the lower of: (i) the closing price immediately preceding the signing of the binding agreement; or (ii) the average closing price of Common Stock for the five trading days immediately preceding the signing of the binding agreement.

As discussed above, the initial conversion price of the Series A Convertible Preferred Stock exceeded the closing price of our Common Stock on December 26, 2019. In any event, Nasdaq has interpreted the inclusion of features such as the anti-dilution rights described above as potentially reducing the conversion price of the Series A Convertible Preferred Stock. As noted above, Dove has agreed to the Conversion Cap on the Series A Convertible Preferred Stock. We are seeking shareholder approval to remove the Conversion Cap on the Series A Convertible Preferred Stock.

Effect of Shareholder Approval

If our shareholders approve this Proposal Two, the Conversion Cap will be removed and the holders of Series A Convertible Preferred Stock will be able to convert such stock in accordance with the terms of the Articles of Amendment.

The consummation of the issuance of Series A Convertible Preferred Stock was not conditioned on the approval of this Proposal Two by our shareholders. If shareholders do not approve this Proposal Two, the issuance of the 400,000 shares of Series A Convertible Preferred Stock will still be valid and such stock will remain outstanding. However, shares of our Common Stock may not be issued upon conversion of shares of Series A Convertible Preferred Stock in excess of 19.99% of the amount of Common Stock outstanding as of December 26, 2019, unless and until shareholder approval is obtained.

The Board recommends a vote “FOR”

approval, pursuant to Nasdaq Market place Rule 5635,

of the issuance of shares of Atlanticus Common Stock

upon conversion of outstanding shares of Series A Convertible Preferred Stock.

Executive Officers of Atlanticus

Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the record date, position(s) with Atlanticus and selected biographical information for our executive officers. The biographies of Messrs. Hanna and Howard are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
David G. Hanna	55	Chief Executive Officer and Chairman of the Board
Jeffrey A. Howard	50	President and Director
William R. McCamey	50	Chief Financial Officer

William R. McCamey, Chief Financial Officer. Mr. McCamey became Chief Financial Officer in January 2014; he served as Treasurer from the time he joined Atlanticus in 2004 to 2015. Mr. McCamey has over 26 years’ experience in capital markets and finance.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of Atlanticus and our shareholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of Nasdaq. Our current Code of Business Conduct and Ethics and charters for the standing committees of the Board are available on our corporate website at www.atlanticus.com under the heading “For Investors.”

Set forth below is information regarding the meetings of the Board during 2019, a description of the Board’s standing committees and additional information about our corporate governance policies and procedures.

Committees and Meetings of the Board

Board Composition. The size of our Board is currently fixed at five directors. The current members of the Board are David G. Hanna, Jeffrey A. Howard, Deal W. Hudson, Mack F. Mattingly and Thomas G. Rosencrants. The Board has determined that the following directors are independent in accordance with the Nasdaq and SEC rules governing director independence: Deal W. Hudson, Mack F. Mattingly and Thomas G. Rosencrants.

Meetings of the Board. During fiscal year 2019, the Board met five times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. Our Board currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board has determined that each director serving on the Audit, Compensation, and Nominating and Corporate Governance committees is an independent director.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “For Investors.” Under the charter, the committee’s principal responsibilities include oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered accounting firm.

The Audit Committee met ten times during 2019. The current members of the Audit Committee are Thomas G. Rosencrants (Chairman), Deal W. Hudson and Mack F. Mattingly. The Board has determined that Mr. Rosencrants is an “audit committee financial expert,” as that term is defined in SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in identifying qualified director candidates and developing and monitoring our corporate governance policies. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “For Investors.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board and recommending candidates for re-election as directors; monitoring and recommending corporate governance and other Board and company practices; and overseeing performance reviews of the Board as a whole, its committees and the individual directors.

With respect to the identification of nominee candidates, the Nominating and Corporate Governance Committee has opted against developing a formalized process. For more information, see “—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Shareholders.” Similarly, with respect to the evaluation of director nominee candidates by the Nominating and Corporate Governance Committee, the committee has opted against adopting formal requirements or minimum standards regarding the evaluation of potential directors. Rather, the committee will consider each candidate on his or her own merits on a case-by-case basis. However, in evaluating candidates, there are factors that the committee generally views as relevant and is likely to consider. Some of these factors include the candidates’:

●	integrity and reputation;
●	professional experience, particularly experience that is germane to our business, such as credit services, risk management, legal, human resources, finance, marketing, and regulatory experience;
●	ability to qualify as an “audit committee financial expert” (as defined in SEC rules);
●	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that we face;
●	contribution to diversity on the Board;
●	ability to work collegially with others;
●	availability and the ability to attend meetings in person; and
●	current membership on our Board due to the fact that the Board values continuity (but not entrenchment).

The Nominating and Corporate Governance Committee does not assign a particular weight to the individual factors. Similarly, the committee does not expect to see all of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board.

The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the company and the interest of its shareholders.

The Nominating and Corporate Governance Committee met four times during 2019. The current members of the Nominating and Corporate Governance Committee are Deal W. Hudson (Chairman), Mack F. Mattingly and Thomas G. Rosencrants.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. The Compensation Committee operates under a written charter, a copy of which is available on our website at www.atlanticus.com under the heading “For Investors.” Under the charter, the committee’s principal responsibilities include determining our compensation philosophy; evaluating our Chief Executive Officer’s performance and determining his compensation; determining and approving the compensation of all other executive officers; reviewing and approving director compensation; administering our incentive compensation plans and equity-based plans; reviewing and approving employment agreements and severance arrangements for our executive officers; reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking; reviewing and recommending the frequency of say-on-pay votes; and reporting regularly to the Board.

The Compensation Committee met four times during 2019. The current members of the Compensation Committee are Mack F. Mattingly (Chairman), Deal W. Hudson and Thomas G. Rosencrants. For more information on the Compensation Committee, see “—Corporate Governance Policies—Consideration and Determination of Executive and Director Compensation.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional information about our corporate governance policies and procedures is set forth below:

Code of Ethics. Our Code of Business Conduct and Ethics, which we refer to as the “Code of Ethics,” applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.atlanticus.com under the heading “For Investors.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, on our website within four business days following such amendment or waiver.

Risk Management. Atlanticus’ management is responsible for day-to-day risk management of the company. Management reports to the Board on the material risks the company faces when management determines that the company’s risk profile materially changes. The Board uses management’s reports to evaluate the company’s exposure to risks in light of the company’s business plan and growth strategies. The Board primarily focuses on risks in the areas of operations, liquidity, regulatory changes and compliance, which the Board believes are the areas most likely to have a potential impact on the company in a material way.

Executive Sessions of Independent Directors. The Board has scheduled regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers and directors. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management plays a significant role in the executive compensation-setting process. The most significant aspects of management’s role are:

●	evaluating employee performance;
●	preparing information for Compensation Committee meetings;
●	establishing business performance targets and objectives;
●	providing background information regarding Atlanticus’ strategic objectives; and
●	recommending salary levels and equity awards.

From time to time, the Compensation Committee invites members of management, including Mr. Hanna and Mr. Rohit Kirpalani, our General Counsel, to attend all or a portion of its meetings. Typically, Mr. Hanna reviews the performance of senior management and makes recommendations on compensation levels. Mr. Kirpalani advises the committee on legal matters and prepares documents for the committee’s consideration. In addition, these officers answer questions posed by the committee.

In the past, the Compensation Committee has authorized Mr. Hanna to negotiate employment agreements with executive officers (other than himself). The negotiated employment agreements are subject to review and approval by the Compensation Committee. Also, the Compensation Committee may delegate to one or more officers of Atlanticus all or part of its authority and duties with respect to equity awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Compensation Committee annually reviews and approves compensation for our independent directors. Generally, the Compensation Committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our Board. In determining director compensation, the Compensation Committee considers the legal responsibilities that directors owe Atlanticus and its shareholders in connection with their service on the Board and committees of the Board, and the risks to directors associated with their service.

Risk Management related to Compensation Policies and Practices. We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Atlanticus. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Hedging. Our executive officers and directors are prohibited from conducting any short sales of Atlanticus Common Stock. Other than this prohibition, we do not have any policies regarding hedging the economic risk of equity ownership applicable to our employees or directors.

Committee Authority to Retain Independent Advisors. Each of the Audit Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by Atlanticus.

Board Leadership Structure. David G. Hanna has served in the combined roles of Chairman and Chief Executive Officer since our initial public offering in 1999. Mr. Hanna’s combined service as Chairman and Chief Executive Officer creates unified leadership for Atlanticus. This leadership structure demonstrates to our business partners and shareholders that Atlanticus is under strong leadership and minimizes the potential duplication of efforts among management and the directors. The Board does not have a lead independent director and does not believe that one is necessary in light of Atlanticus’ size and the lengthy experience the directors have working with Mr. Hanna. The Board believes its leadership structure allows Atlanticus to operate efficiently and is in the best interests of the company and its shareholders.

Whistleblower Procedures. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans. We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings. It is the policy of Atlanticus and our Board that all directors attend the Annual Meeting of Shareholders and be available for questions from shareholders, except in the case of unavoidable conflicts. All of our directors attended our 2019 Annual Meeting of Shareholders.

Process for Shareholders to Send Communications to the Board. We encourage shareholder communication with the Board. Any shareholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of Atlanticus at our principal executive offices. Any communication should indicate that you are an Atlanticus shareholder and clearly specify whether it is intended to be delivered to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Shareholders. We welcome recommendations for director candidates from shareholders. In order to make a recommendation, a shareholder should submit the following information to the Nominating and Corporate Governance Committee of the Board:

●	a resume for the candidate detailing the candidate’s work experience and academic credentials;
●

written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of Atlanticus;

●

the name of the recommending shareholder as it appears in our books, the number of shares of Common Stock that is owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name (if the recommending person is not a shareholder of record, he or she should provide proof of share ownership);

●	personal and professional references, including contact information; and
●	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Rohit H. Kirpalani, Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee does not necessarily respond to shareholder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of Atlanticus’ filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board is composed of three directors and operates under a written charter adopted by the Board, a copy of which is available on our website at www.atlanticus.com under the heading “For Investors.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for Atlanticus’ internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of Atlanticus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered accounting firm, nor can the committee certify that the independent registered accounting firm is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered accounting firm on the basis of the information it receives, discussions with management and the independent registered accounting firm and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent registered accounting firm. Management represented to the Audit Committee that Atlanticus’ audited consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered accounting firm. The Audit Committee discussed with the independent registered accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Atlanticus’ independent registered accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding that firm’s independence, and the Audit Committee discussed with the independent registered accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Atlanticus’ Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

Thomas G. Rosencrants, Chairman

Deal W. Hudson

Mack F. Mattingly

Auditor Fees

The Audit Committee has selected BDO USA, LLP (“BDO”) to serve as our independent registered accounting firm for the fiscal year ending December 31, 2020. We first engaged BDO in 2002 on the recommendation of the Audit Committee, and it has served as our principal accounting firm since that date. A representative of BDO is expected to be present at the 2020 Annual Meeting of Shareholders and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

Audit Fees. The aggregate fees billed by BDO for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K and the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q totaled $428,491 for the fiscal year ended December 31, 2019 and $442,932 for the fiscal year ended December 31, 2018.

Audit-Related Fees. The aggregate fees billed by BDO related to assurance and similar services totaled $200,885 for the fiscal year ended December 31, 2019 and $108,500 for the fiscal year ended December 31, 2018. These fees were principally related to audit work in connection with audits pertaining to certain of our subsidiaries, our 401(k) defined contribution plan, agreed upon procedures as required by our lenders, securitization investors and trustees, accounting guidance and consultation as well as various reimbursable expenses.

Tax Fees. There were no tax fees billed by BDO for the fiscal years ended December 31, 2019 and 2018.

All Other Fees. There were no other fees billed by BDO for the fiscal years ended December 31, 2019 and 2018.

All audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Executive and Director Compensation

In this Proxy Statement, “named executive officers” refer to David G. Hanna, Jeffrey A. Howard and William R. McCamey.

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our named executive officers. For each named executive officer’s existing stock ownership as of the record date, see “Security Ownership of Certain Beneficial Owners and Management.” Each of the named executive officers has an employment agreement that influences or defines certain of the elements of compensation shown below. For a description of the material terms of each named executive officer’s employment agreement, see “—Named Executive Officer Employment Agreements.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
David G. Hanna Chief Executive Officer and Chairman of the Board	2019	$600,000	$5,000	—	—	$1,188,824 (2)	$1,793,824
	2018	$600,000	—	—	—	$497,157 (2)	$1,097,157
	2017	$531,250	—	—	$700,205	$466,233 (2)	$1,697,688

Jeffrey A. Howard President	2019	$600,000	$5,000	—	—	$4,200 (3)	$609,200
	2018	$600,000	—	$346,000	$845,000	$4,125 (3)	$1,795,125
	2017	$600,000	—	—	—	$1,875 (3)	$601,875

William R. McCamey Chief Financial Officer	2019	$500,000	$305,000	—	—	$4,200 (3)	$809,200
	2018	$450,000	—	$342,000	—	$2,812 (3)	$794,812
	2017	$450,000	$250,000	—	$222,000	$2,812 (3)	$924,812

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, amounts reflect the aggregate grant date fair value of each stock and option award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value of each stock award was determined by reference to the closing price of the Common Stock on the grant date. The grant date fair value for each option award was determined by an option pricing model that utilizes the closing price of the Common Stock on the grant date, a weighted average volatility of 71.4% for 2018 and 67.7% for 2017 and an expected term of five years for each of 2019, 2018 and 2017. The amount shown for Mr. Hanna relates to a performance-based option award and was determined based on the expected outcome of the performance conditions. The maximum value of this performance-based option, assuming the highest level of performance, would have been $1,600,469. A portion of the amount shown for Mr. Howard in 2018 relates to performance-based option awards and were determined based on the expected outcome of the performance conditions. For additional information, see Note 14 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K, which was filed with the SEC on March 30, 2020.

(2)

Reflects (i) $1,184,624, $494,407 and $462,183 for 2019, 2018 and 2017, respectively, for the use by Mr. Hanna and members of his family of charter jet service for personal purposes and at our expense at an incremental cost to us, which is calculated based on the total flight costs charged by the charter companies, including cost per flight hour charge specified in the lease agreement, fuel surcharge, catering, international fees and federal excise tax and (ii) $4,200, $2,750 and $4,050 in 2019, 2018 and 2017, respectively, for matching contributions to the Atlanticus 401(k) Plan.

(3)	Reflects matching contributions to the Atlanticus 401(k) Plan.

The following table sets forth information concerning outstanding equity awards held by our named executive officers at December 31, 2019.

Outstanding Equity Awards at December 31, 2019

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
David G. Hanna	2/17/2017	—	—	1,000,000(1)	$2.78	2/17/2022	—	—

Jeffrey A. Howard	11/12/2018	33,333(2)	66,667(2)	—	$6.00	11/12/2023	—	—
	11/12/2018	—	—	200,000(3)	$6.00	11/12/2023	—	—
	11/12/2018	—	—	200,000(4)	$6.00	11/12/2023	—	—
	11/12/2018	—	—	—	—	—	100,000(5)	$901,000
	3/24/2016	200,000(6)	—	—	$3.04	3/24/2021	—	—

William R. McCamey	8/8/2018	—	—	—	—	—	200,000(7)	$1,802,000
	8/10/2017	133,333(8)	66,667(8)	—	$4.00	8/10/2022	—	—
	6/23/2016	200,000(9)	—	—	$4.00	6/23/2021	—	—
	8/6/2015	100,000(10)	—	—	$4.00	8/6/2020	—	—

(1)	On February 17, 2020, this stock option vested in full.
(2)	This stock option award vests in three equal installments on November 12, 2019, November 12, 2020 and November 12, 2021.
(3)	This stock option award vests on January 31, 2021 if the performance criteria have been satisfied.
(4)	This stock option award vests on January 31, 2022 if the performance criteria have been satisfied.
(5)	This restricted stock award vests on November 12, 2021.
(6)	This stock option award vested in three equal installments on March 24, 2017, March 24, 2018 and March 24, 2019.
(7)	This restricted stock award vests on August 8, 2021.
(8)	This stock option award vests in three equal installments on August 10, 2018, August 10, 2019 and August 10, 2020.
(9)	This stock option award vested in three equal installments on June 23, 2017, June 23, 2018 and June 23, 2019.
(10)	This stock option award vested in three equal installments on August 6, 2016, August 6, 2017 and August 6, 2018.

Director Compensation

During fiscal year 2019, we paid each of our independent directors an annual fee of $50,000 in cash for their directorship services. In addition, independent directors received a cash fee of $3,000 for each Board meeting attended (including telephonic attendance) and $1,500 for each committee meeting attended (including telephonic attendance) regardless of whether such committee meeting was held on the same day as a meeting of the full Board. For services in 2019, we paid additional cash fees of $25,000 to the Chairman of the Audit Committee and $10,000 to the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee. We expect these cash fees to remain the same for service during 2020, as set forth in Exhibit 10.1 to our Form 10-Q filed with the SEC on November 14, 2019. For more on our independent directors, please see the “Corporate Governance” section of this Proxy Statement.

On January 2, 2020, each independent director received an award of 7,000 shares of Common Stock. Each award vests in two equal annual installments beginning on the first anniversary of the grant date and is subject to other terms and conditions imposed by the Fourth Amended and Restated 2014 Equity Incentive Plan and the standard form of award agreement under such plan. All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or its committees.

We do not currently provide our non-independent directors with any additional compensation, including equity grants, for their service on the Board, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2019.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Deal W. Hudson	$102,000	$94,080	$196,080
Mack F. Mattingly	$102,000	$94,080	$196,080
Thomas G. Rosencrants	$117,000	$94,080	$211,080

(1)	As of December 31, 2019, all stock awards issued to directors had fully vested.

(2)

Reflects the aggregate grant date fair value of each stock award, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. The grant date fair value was determined by reference to the closing price of the Common Stock on the grant date. For additional information, see Note 14 “Stock-Based Compensation” to the consolidated financial statements in our Annual Report on Form 10-K, which was filed with the SEC on March 30, 2020.

Named Executive Officer Employment Agreements

David G. Hanna. Pursuant to the amended and restated employment agreement with David G. Hanna dated December 23, 2008, Mr. Hanna serves as Chief Executive Officer of Atlanticus and is entitled to receive an annual base salary of $50,000, which may be adjusted and is currently $600,000. No severance or other benefits will be paid by Atlanticus to Mr. Hanna upon his termination of employment. The initial three-year term of the employment agreement has been completed and now the agreement continues indefinitely until it is terminated by either us or Mr. Hanna.

Jeffrey A. Howard. Pursuant to the employment agreement with Jeffrey A. Howard dated March 28, 2014, Mr. Howard serves as President of Atlanticus. Mr. Howard is entitled to receive an annual base salary of $600,000 and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. Howard upon his termination of employment. Mr. Howard’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. Howard’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. Howard’s outstanding equity awards shall vest immediately.

William R. McCamey. Pursuant to the employment agreement with William R. McCamey dated March 28, 2014, Mr. McCamey serves as Chief Financial Officer of Atlanticus. Mr. McCamey is entitled to receive an annual base salary of $450,000, which may be adjusted and is currently $550,000, and is eligible to receive bonus and equity compensation as determined by the Compensation Committee from time to time. No severance or other benefits will be paid by Atlanticus to Mr. McCamey upon his termination of employment. Mr. McCamey’s employment agreement may be terminated by (i) either party on 30 days’ notice, (ii) Atlanticus for “cause” (as defined in the agreement) or (iii) either party upon employee’s “complete disability” (as defined in the agreement). If Mr. McCamey’s employment agreement is terminated upon his death or “complete disability” or by Atlanticus other than for “cause,” Mr. McCamey’s outstanding equity awards shall vest immediately.

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee consisted of Messrs. Hudson, Mattingly and Rosencrants. None of the members of the Compensation Committee was a current or former officer or employee of Atlanticus or any of our subsidiaries. There were no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement. Other than as described below, none of the members of the Compensation Committee had any relationship requiring disclosure under “Related Party Transactions.”

On September 27, 2019, we repurchased 75,500 shares of Atlanticus Common Stock from Mr. Mattingly for $10.00 per share, which was the trading price of the Common Stock on Nasdaq at the time of the repurchase.

Equity Compensation Plan Information

We maintain the Fourth Amended 2014 Plan, pursuant to which we may grant awards of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards. Upon initial approval of the Original 2014 Plan by our shareholders in May 2014, the Original 2014 Plan replaced the Atlanticus Holdings Corporation 2008 Equity Incentive Plan, which we refer to as the “2008 Plan.” Outstanding awards under the 2008 Plan continue to be governed by the terms of the 2008 Plan until exercised, expired or otherwise terminated or canceled. Since the initial approval of the Original 2014 Plan, no new grants are allowed under the 2008 Plan.

We also maintain the Atlanticus Holdings Corporation Second Amended and Restated Employee Stock Purchase Plan, which we refer to as the “Second Amended ESPP”, pursuant to which eligible employees can elect to have a certain amount of their annual wages withheld to purchase Atlanticus Common Stock. The amounts deducted and accumulated by each participant are used to purchase shares of Common Stock on or as promptly as practicable after the last trading day of the month. The price of stock purchased under the Second Amended ESPP is approximately 85% of the fair market value per share of our Common Stock on the last trading day of the month. Executive officers, however, are not eligible to participate in the Second Amended ESPP.

The following table provides information about option and restricted stock unit awards under the 2008 Plan and the Fourth Amended 2014 Plan as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(2)
Equity compensation plans previously approved by security holders	2,687,499	$3.66	1,857,336
Equity compensation plans not approved by security holders	—	—	—
Total	2,687,499		1,857,336
(1)	Does not include outstanding shares of previously awarded restricted stock.
(2)	Represents 1,791,565 shares available for future issuance under the Fourth Amended 2014 Plan and 65,771 shares available for future issuance under the Second Amended ESPP as of December 31, 2019.

Related Party Transactions

Transactions with Related Persons

In June 2007, we entered into a sublease for 1,000 square feet of excess office space at our Atlanta headquarters with HBR Capital, Ltd. (“HBR”), a company co-owned by David G. Hanna and his brother Frank J. Hanna, III. Thereafter, we amended the sublease to reduce the subleased space to 600 square feet. The sublease rate per square foot is the same as the rate that we pay under the prime lease. Under the sublease, HBR paid us $16,627 and $18,089 for 2019 and 2018, respectively. The aggregate amount of payments required under the sublease from January 1, 2020 to the expiration of the sublease in May 2022 is $41,527.

In January 2013, HBR began leasing the services of four employees from Atlanticus. HBR reimburses Atlanticus for the full cost of such employees, based on the amount of time devoted to HBR. For the years ended December 31, 2019 and December 31, 2018, HBR reimbursed Atlanticus $269,072 and $270,932, respectively, for compensation and benefits related to these leased employees.

Under a shareholders agreement into which we entered with certain shareholders, including David G. Hanna, Frank J. Hanna, III and certain trusts that were affiliates of the Hannas, following our initial public offering (i) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that is a party to the agreement may elect to sell his shares to the purchaser on the same terms and conditions, and (ii) if shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

On November 26, 2014, we and certain of our subsidiaries entered into a Loan and Security Agreement with Dove. The agreement provided for a senior secured term loan facility in an amount of up to $40.0 million at any time outstanding. The loans bore interest at the rate of 9.0% per annum, payable monthly in arrears. On December 27, 2019, we issued 400,000 shares of Series A Convertible Preferred Stock in exchange for full satisfaction of the $40.0 million that we owed Dove under the Loan and Security Agreement. From November 26, 2014 to December 27, 2019, Atlanticus paid Dove an aggregate of approximately $15.5 million of interest on the loan. The largest amount of principal outstanding during this period was $40.0 million.

The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 6% per annum (cumulative, non-compounding), and such dividends are payable in preference to any dividends on our Common Stock. The Series A Convertible Preferred Stock is perpetual and has no maturity date. We may, at our option, redeem the shares of Series A Convertible Preferred Stock on or after January 1, 2025 at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends. At the request of holders of a majority of the shares of Series A Convertible Preferred Stock, we are required to offer to redeem all of the Series A Convertible Preferred Stock at a redemption price equal to $100 per share, plus any accumulated and unpaid dividends, at the option of the holders thereof, on or after January 1, 2024. Upon the election by the holders of a majority of the shares of Series A Convertible Preferred Stock, each share of the Series A Convertible Preferred Stock is convertible into the number of shares of Common Stock as is determined by dividing (i) the sum of (a) $100 and (b) any accumulated and unpaid dividends on such share by (ii) an initial conversion price equal to $10 per share, subject to certain adjustment in certain circumstances to prevent dilution. Except for approval of adverse changes to the terms of the Series A Convertible Preferred Stock or in certain other events, the holders of Series A Convertible Preferred Stock have no voting rights except as required by law.

Dove is a limited liability company owned by three trusts. David G. Hanna is the sole shareholder and the President of the corporation that serves as the sole trustee of one of the trusts, and David G. Hanna and members of his immediate family are the beneficiaries of this trust. Frank J. Hanna, III is the sole shareholder and the President of the corporation that serves as the sole trustee of the other two trusts, and Frank J. Hanna, III and members of his immediate family are the beneficiaries of these other two trusts.

On September 27, 2019, we repurchased 75,500 shares of Common Stock from Mr. Mattingly for $10.00 per share, which was the trading price of the Common Stock on Nasdaq at the time of the repurchase.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee must review and determine whether to approve in advance any proposed related party transaction. For these purposes, a “related party transaction” refers to any transaction that is required to be disclosed pursuant to Item 404 of Regulation S-K.

In addition, all of our employees, officers and directors are required to comply with the Atlanticus Holdings Corporation Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose immediately the nature and extent of the conflict, or potential conflict, to his or her supervisor, who, along with appropriate officials of Atlanticus, will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected. Any transaction between Atlanticus and another party on terms that are reasonably believed to be at least as favorable as the terms that we otherwise could have obtained from an unrelated third party shall not create a conflict of interest or cause a violation of the Code of Ethics, provided that (i) with respect to the directors and any member of senior management, the Audit Committee of the Board was given prior notice of such transaction and (ii) with respect to all other employees, our General Counsel was given prior notice of such transaction. The rules in the Code of Ethics regarding conflicts of interest not only apply to all of our employees, officers and directors, but also to immediate family members and certain business associates of our employees, officers and directors.

There were no transactions that were required to be reported under “—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the record date. The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise or conversion of Series A Convertible Preferred Stock, options, warrants or other purchase rights. Shares of Common Stock subject to Series A Convertible Preferred Stock, options, warrants or other purchase rights that are currently exercisable or are exercisable within 60 days of the record date (including shares subject to restrictions that lapse within 60 days of the record date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such Series A Convertible Preferred Stock, options, warrants or other purchase rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. For these reasons, the percentages shown in the following table total to more than 100%. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding.

Name of Shareholder	Number of Shares	Percent of Class

Five Percent Shareholders (other than directors and named executive officers):
Kimberly M. Hanna(1) (2)	4,098,072	25.8%
Sally R. Hanna(1) (3)	4,098,072	25.8%
Frank J. Hanna, III(1)(4)	4,000,000	20.1%
Aristeia Capital, L.L.C.(5)	1,000,000	6.3%

Directors and Named Executive Officers:
David G. Hanna(1)(6)	9,098,072	43.5%
Jeffrey A. Howard(7)	590,842	3.7%
Deal W. Hudson(8)	106,000	*
Mack F. Mattingly(8)	67,500	*
William R. McCamey(9)	839,049	5.1%
Thomas G. Rosencrants(10)	107,000	*
Directors and executive officers as a group (6 persons)	10,808,463	50.1%

(1)     The address of the indicated holders is c/o Atlanticus Holdings Corporation, Five Concourse Parkway, Suite 300, Atlanta, Georgia 30328.

(2)     Includes 4,098,072 shares of Common Stock held by DKH Capital, LLC (“DKH”). The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. All of the shares of Common Stock held by DKH have been pledged to secure the loan referred to in footnotes (3) and (4). Excludes 4,098,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family to secure a loan to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(3)     Includes 4,098,072 shares of Common Stock held by FSH Capital, LLC (“FSH”). The governing documents for FSH provide Sally R. Hanna with sole voting and dispositive power over such shares. All of the shares of Common Stock held by FSH have been pledged to secure the loan referred to in footnote (2) and (6). Excludes 4,098,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(4)     Includes 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove Ventures, LLC (“Dove”). Frank J. Hanna, III shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother David G. Hanna. Excludes 4,098,072 shares of Common Stock that have been pledged to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family to secure a loan to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(5)     Based on a Schedule 13G/A filed by Aristeia Capital, L.L.C. (“Aristeia”) with the SEC on February 14, 2014. These shares of Common Stock are held by one or more private funds (the “Aristeia Funds”) managed or advised by Aristeia. Aristeia shares voting and investment control with respect to the shares of Common Stock held by the Aristeia Funds. Although each of Aristeia and certain of its affiliates may be deemed the beneficial owner of the shares of Common Stock held by the Aristeia Funds pursuant to Rule 13d-3 under the Exchange Act, none owns shares of Common Stock directly. Aristeia’s address is 136 Madison Avenue, 3rd Floor, New York, New York 10016.

(6)     Includes (i) 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove, (ii) 4,098,072 shares of Common Stock held by DKH and (iii) a stock option that is currently exercisable or exercisable within 60 days of the record date to purchase 1,000,000 shares of Common Stock. David G. Hanna shares voting and dispositive power over the 4,000,000 shares of Common Stock underlying Series A Convertible Preferred Stock held by Dove with his brother Frank J. Hanna, III. The governing documents for DKH provide Kimberly M. Hanna with sole voting and dispositive power over the shares held by DKH. Given David G. Hanna’s positions as Chairman of the Board and Chief Executive Officer of Atlanticus, shared voting and dispositive power for these shares of Common Stock is attributed to David G. Hanna and Kimberly M. Hanna. Excludes 4,098,072 shares of Common Stock that have been pledged to an entity controlled by David G. Hanna and members of David G. Hanna’s immediate family to secure a loan to an entity controlled by Frank J. Hanna, III and members of Frank J. Hanna, III’s immediate family. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose or direct the disposition of the pledged shares.

(7)     Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 233,333 shares of Common Stock and (ii) 100,000 shares of restricted stock over which the holder has sole voting but no investment power.

(8)     Includes 7,000 shares of restricted stock over which the holder has sole voting but no investment power.

(9)     Includes (i) stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 433,333 shares of Common Stock, (ii) 200,000 shares of restricted stock over which the holder has sole voting but no investment power and (iii) 30,000 shares of Common Stock held by his spouse.

(10)     Includes (i) 7,000 shares of restricted stock over which the holder has sole voting but no investment power and (ii) 30,000 shares of Common Stock held by his spouse.

Changes in Control

Except for the loans described in footnotes (2) and (3) under “—Beneficial Ownership Table,” there are no arrangements, known to Atlanticus, including any pledge by any person of securities of Atlanticus or any of its parents, the operation of which may at a subsequent date result in a change in control of Atlanticus.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Atlanticus. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2019 fiscal year our insiders complied with all applicable filing requirements, except that Sally R. Hanna made one late filing reporting her initial statement of beneficial ownership and Kimberly M. Hanna made one late filing reporting her initial statement of beneficial ownership.

Shareholder Proposals

The 2021 Annual Meeting of Shareholders is anticipated to be held in May 2021. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2021 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2021 Annual Meeting, must be received by the Secretary of Atlanticus at our principal executive offices prior to December , 2020. However, if the 2021 Annual Meeting is held on a date more than 30 days before or after May 7, 2021 (the anniversary date of the 2020 Annual Meeting), shareholder proposals for the 2021 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

If a shareholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the shareholder must follow procedures outlined in Atlanticus’ Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the shareholder proposes to bring before the meeting. Written notice must be received by the Secretary of Atlanticus no earlier than December 8, 2020 and no later than January 7, 2021. In the event that our 2021 Annual Meeting is called for a date that is not within 60 days before or after May 7, 2021 (the anniversary date of the 2020 Annual Meeting), the written notice must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

We reserve the right to decline to include in our proxy materials any shareholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a shareholder’s written notice upon written request to the Secretary of Atlanticus at the address listed above.

ATLANTICUS HOLDINGS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2020

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2020 Annual Meeting of Shareholders of Atlanticus Holdings Corporation (“Atlanticus”) to be held on May 7, 2020 (the “Annual Meeting”) and appoints each of David G. Hanna, Jeffrey A. Howard and Rohit H. Kirpalani as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of Atlanticus. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE AND “FOR” PROPOSAL TWO.

1.	To elect five directors for terms expiring at the 2021 Annual Meeting of Shareholders.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

NOMINEES: ○ David G. Hanna ○ Jeffrey A. Howard ○ Deal W. Hudson ○ Mack F. Mattingly ○ Thomas G. Rosencrants

2.	To approve, pursuant to Nasdaq Marketplace Rule 5635, the issuance of shares of Atlanticus Common Stock upon conversion of outstanding shares of Series A Convertible Preferred Stock.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL ONE AND “FOR” PROPOSAL TWO.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXY CARD TO US PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ___________________________ Date: ________________

Signature of Shareholder ___________________________ Date: ________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2020:

The Proxy Statement and the 2019 Annual Report to Shareholders are available at www.atlanticus.com/2020AnnualMeeting.